Exhibit 99.1

Important Notice Concerning Limitations on Your

Trading in IAC/InterActiveCorp Stock During 401(k) Blackout Period

August 13, 2008

To:       Directors and Executive Officers of IAC/InterActiveCorp

In connection with the spin-offs of HSN, Inc., Interval Leisure Group, Inc., Ticketmaster, and Tree.com, Inc. (the “Spin-offs”) and the reverse stock split of the common stock of IAC/InterActiveCorp (“IAC”), a short “blackout period” will be imposed under IAC’s 401 (k) plan.  During the blackout period, participants in the 401(k) plan will be temporarily unable to effect certain transactions under the 401(k) plan, including making investment exchanges into or out of, or taking distributions or loans of money invested in, IAC common stock under the 401(k) plan.  The Sarbanes-Oxley Act of 2002 and SEC regulations require that IAC’s directors and executive officers generally be prohibited from engaging in most transactions involving IAC equity securities (including options and other derivatives based on IAC stock) during this blackout period.

The blackout period for the 401(k) plan is currently expected to last only three (3) consecutive business days, beginning at the close of business on August 19, 2008 and ending on morning of August 25, 2008.  You can confirm the status of the blackout period by contacting me at (212) 314-7230, or at joanne.hawkins@iac.com.

Generally, during the blackout period, you are prohibited from directly or indirectly purchasing, selling or otherwise transferring any equity security of IAC that you acquired in connection with your service as a director or executive officer.  “Equity securities” are defined broadly to include options and other derivatives.  Covered transactions are not limited to those involving your direct ownership, but include any transaction relating to IAC equity securities in which you have a pecuniary interest.  Dispositions of equity securities of IAC in connection with the Spin-offs are excluded from the trading restrictions.  Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer or shares acquired before a person became an IAC director) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

The following are examples of transactions that you may not engage in during the blackout period:

•                  Exercising stock options granted to you in connection with your service as a director or executive officer

•                  Selling IAC stock that you acquired by exercising options

•                  Selling IAC stock that you originally received as a restricted stock grant

If you engage in a transaction that violates these rules and the blackout period is subject to the requirements of the Sarbanes-Oxley Act, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe.

Therefore, please contact me (at 212-314-7230 or joanne.hawkins@iac.com) before engaging in any transaction involving IAC stock or derivatives based on IAC stock during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.